CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 1st day of April, 2011, between Mister Goody, Inc, a Florida corporation (“Company”) and Brendan Vogel (“Consultant”).

WITNESSETH:

WHEREAS, the Company requires assistance with various matters pertaining to marketing to manufacturers and retailers;

WHEREAS, the Company desires to engage Consultant and Consultant desires to accept the engagement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.

Appointment and Engagement.

The Company hereby appoints and engages Consultant and Consultant accepts such appointment and engagement as described herein.

2.

Description of Services.

During the term of this Agreement, Consultant will perform such services as directed or assigned by the Company’s Chief Executive Officer.

Consultant shall perform the services necessary to complete his/her duties hereunder in a timely and professional manner consistent with industry standards, and at a location, place and time which Consultant deems appropriate. Consultant’s duties hereunder are non-assignable.

Consultant agrees to use best efforts to segregate work performed under this Agreement from all work done at, or for, any such other person, company, corporation, other commercial enterprise, and/or other institution.

Consultant agrees to comply with all applicable laws and regulations relating to its performance of services pursuant to this Agreement.

3.

Compensation

(i)

The Company hereby agrees to pay Consultant $2,500 per month.

(ii)

Payment shall be paid to Consultant on the last day of the month.

Consultant is solely obligated to formally report as his/her income all compensation received from Company for Consultant's services. Consultant agrees to indemnify Company and hold it harmless to the extent Consultant is alleged or determined to be obligated or liable to pay any tax, including but not limited to payroll, FICA and social security withholding, and unemployment, disability and/or worker's compensation insurance or similar item in connection with any payment made to Consultant. Consultant shall not be entitled to compensation from Company except as set forth in this Agreement and in no event shall Consultant be entitled to any fringe benefits available to employees of Company. Consultant waives any rights Company may now or in the future have in such fringe benefits even if Consultant is later deemed a "common law employee."

4.

 Covenants of Consultant.

In addition to the representation, warranties and covenants provided elsewhere in this document, the Consultant shall: (a) maintain all non-public information in confidence and will return any documents or information identified as confidential at the termination or conclusion (for any reason whatsoever) of this engagement; and (b)

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while in possession of non-public information about the Company, not, nor will he/she cause others to, trade the equity or debt of the Company privately or on any public marketplace that develops for the Company’s equity or debt.

5.

Term of Agreement.

This Agreement shall become effective upon execution hereof and remain in effect until cancelled by either party, which cancellation may be effected at any time upon three days written notice.

6.

Trade Secrets/Intellectual Property Rights.

(i)

Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Company’s Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; (3) it has been independently developed for Consultant by personnel or agents having no access to the Company Proprietary Information; or (4) it was known to Consultant prior to its first receipt from Company.

(ii)

Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

(iii)

Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. Consultant warrants that to the best of his/her knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement. Consultant further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

(iv)

As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Company herein or otherwise (“Company Work Product”).

(v)

Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the

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Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product.

7.

Non-Solicitation of Customers.

Consultant agrees that Consultant will not, at any time within a period of twelve (12) months after the termination of this Agreement, solicit, either directly or indirectly, any employee or customer of the Company who was such at the time of Consultant's employment hereunder.  If the provisions of this section should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

8.

Representations and Warranties/Indemnification

Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the Intellectual Property Rights of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (f) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement; (g) Consultant agrees to abide by any and all rules, policies and procedures as communicated to Consultant by the Company; (h) to the extent required by law, the services to be performed pursuant to this Agreement shall be performed by individuals duly licensed and authorized by law to perform such services.

Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Consultant (a “Claim”) set forth herein, provided that Company gives Consultant written notice of any such Claim and Consultant has the right to participate in the defense of any such Claim at its expense. From the date of written notice from Company to Consultant of any such Claim, Company shall have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations hereunder.

9.

Expenses.

Subject to the prior approval of the Company, the Company shall promptly pay or reimburse Consultant for all reasonable business expenses incurred by Consultant in performing Consultant's sevices under this Consulting Agreement, but only if Consultant properly accounts for expenses in accordance with the Company’s policies.

10.

Notices

Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications shall be:

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If to the Company:

Mister Goody, Inc.

7877 Emerald Winds Circle

Boynton Beach, Florida 33473

If to Consultant:

Brendan Vogel

4931 Locklear Way

Marietta, Georgia 30066

11.

Miscellaneous

(i)

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

(ii)

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(iii)

Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(iv)

If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(v)

No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

(vi)

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and performed in such State, without giving effect to conflict of law principles.

(vii)

Each party waives the presumption that this Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

(viii)

In the event either party is in default of the terms or conditions of this Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

(ix)

Both the Consultant and the Company have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder including approval by the Board of Directors of the Company.  This Agreement has been duly executed and delivered and is the valid and binding obligation of the Consultant and the Company and is enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors' rights.

(x)

Unless otherwise stated herein, the representations, warranties and covenants of the Consultant contained in this Agreement shall survive the date of this Agreement and, notwithstanding the completion or termination of this Agreement for a period of two (2) years following the date of this Agreement.

(xi)

This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns.

(xii)

Any amendment to this Agreement must be in writing signed by Consultant and the Company.

(xiii)

This Agreement supersedes any prior consulting or other similar agreements between Consultant and the Company with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof.

(xiv)

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(xv)

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship or lessor-lessee relationship but, rather, the relationship established pursuant hereto is that of principal and independent contractor. Consultant is not an employee of the Company and has no authority to bind the Company or any affiliate of the Company in any manner including any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

COMPANY:	CONSULTANT:

Mister Goody, Inc.	Brendan Vogel

By: Joel Arberman, CEO	/s/Brendan Vogel, an individual

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